Exhibit 10.60

SPECIAL RETENTION AWARD AGREEMENT
Subject to approval by the Compensation Committee of the Board of Directions (the “Committee”) of Sears Holdings Corporation (the “Company”), this Special Retention Award Agreement (“Agreement”) is made as of January 8, 2018 (“Effective Date”) between Leena Munjal (“Executive”) and Sears Holdings Corporation and its affiliates and subsidiaries (“Sears”) (collectively referred to as the “Parties”).
Background
A.    Executive is employed by Sears and Sears desires to provide additional financial incentives to Executive on the terms and conditions of this Agreement, which incentives, terms and conditions Executive desires to accept.
B.    Executive is willing to agree to the foregoing and acknowledges that this Agreement provides for additional consideration beyond employment itself and beyond what Sears is otherwise required to provide.
Now, therefore, the Parties intending to be legally bound, and for good and valuable consideration, agree as follows:

1.	Retention Award. Subject to the terms and conditions of this Agreement:
a.Retention Periods and Retention Awards. Provided (1) Executive enters into this Agreement within twenty-one (21) days following the Effective Date, and (2) Executive has not (A) been involuntarily terminated by Sears for Cause (as defined in Section 1(d)(2) below) as of the last day of each Retention Period or (B) voluntarily terminated her employment as of the last day of each Retention Period, then Sears will pay Executive the Retention Award for the applicable Retention Period in accordance with the payment terms in subsection (b) below and this Agreement. For the purposes of this Agreement, the Retention Periods and Retention Awards are as indicated in the following table:

Retention Periods	Start/End of Retention Period	Retention Awards
1st Retention Period	Date Agreement signed by Executive until January 31, 2018	$100,000
2nd Retention Period	Last day of 1st Retention Period until April 30, 2018	$100,000
3rd Retention Period	Last day of 2nd Retention Period until July 31, 2018	$100,000
4th Retention Period	Last day of 3rd Retention Period until October 31, 2018	$100,000

Special Retention Award Agreement
Leena Munjal
January 8, 2018

b.    Payment Terms. If all of the requirements stated in subsection (a), above, are met and a Retention Award becomes payable, payment shall be:

1.	made within thirty (30) days after the end of the applicable Retention Period;

2.	subject to applicable withholding in accordance with Section 2(g) below;

3.	a special bonus and shall not be eligible compensation for purposes of any qualified or nonqualified retirement plan maintained by Sears.
c.    Repayment. In the event Executive voluntarily terminates SHC employment for any reason (including due to death or disability) within three (3) months following the end of a Retention Period, Executive or Executive’s representative shall repay the total of the Retention Award paid to Executive within such three (3) month period, including any taxes withheld, unless prohibited by law. Such repayment shall be made within thirty (30) days of the termination date. Executive hereby authorizes Sears to withhold from Executive’s final pay and/or any other compensation owed to Executive, to the extent permitted by applicable law.
d.    Termination During a Retention Period.
1.If Executive’s employment is involuntarily terminated by Sears other than for Cause, as defined below, prior to October 31, 2018, Sears will pay any unpaid Retention Award for any subsequent Retention Period following Executive’s termination date. Notwithstanding Section 1(b)(1), above, the payment will be paid as soon as administratively feasible following such termination.
2.If during a Retention Period, either Executive’s employment is terminated by Sears for Cause, or Executive voluntarily terminates employment for any reason (including due to death or disability), Executive shall forfeit any and all rights, claims or interest in any Retention Award that has not become payable as of such termination; the payment described in subsection (d)(1), above, will not be owed or made.
3.For the purposes of this Agreement, the term “Cause” shall mean (A) a material breach by Executive (other than a breach resulting from Executive’s incapacity due to a disability) of Executive’s duties and responsibilities which breach is demonstrably willful and deliberate on Executive’s part, is committed in bad faith or without reasonable belief that such breach is in the best interests of Sears or Sears affiliates and is not remedied in a reasonable period of time after receipt of written notice from Sears specifying such breach; (B) the commission by Executive of a felony; or (C) dishonesty or willful misconduct in connection with Executive’s employment.
2.    Miscellaneous.
a.General Release and Waiver. Upon Executive’s date of termination, Executive will execute a binding general release and waiver of claims in a form to be provided by Sears (“General Release and Waiver”), which is incorporated by reference under this Agreement. This General Release and Waiver will be in a form substantially similar to the attached sample.

Special Retention Award Agreement
Leena Munjal
January 8, 2018

b.Confidentiality. The contents of this Agreement and any information made available to Executive in the course of entering into this Agreement shall be considered Sears Confidential Information and subject to this subsection 2(b) except that Executive may disclose and communicate this Agreement to Executive’s spouse, domestic partner, or financial/legal advisors, all of whom shall agree to keep such information confidential; whether this Agreement is ultimately agreed to or not by Executive. Executive agrees that breach of this confidentiality obligation is cause for discipline, up to and including termination as well as reimbursement to Sears for any amounts paid to Executive pursuant to this Agreement.
c.Employment-at-Will. This Agreement does not constitute a contract of employment, and Executive acknowledges that his employment with Sears is terminable “at-will” by either Party with or without cause and with or without notice.
d.Severability. The provisions of this Agreement are severable. If any provision of this Agreement shall be found invalid, illegal, or unenforceable, in whole or in part, then such provision shall be modified or restricted so as to effectuate as nearly as possible in a valid and enforceable way the provisions hereof, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision(s) had been originally incorporated herein as so modified or restricted or as if such provision(s) had not been originally incorporated herein, as the case may be.
e.Future Enforcement or Remedy. Any waiver, or failure to seek enforcement or remedy for any breach or suspected breach, of any provision of this Agreement by Sears or Executive in any instance shall not be deemed a waiver of such provision in the future.
f.Entire Agreement. This Agreement contains and comprises the entire understanding and agreement between Executive and Sears and fully supersedes any and all other agreements or understandings between Executive and Sears with respect to the subject matter contained herein. Hereinafter, this Agreement may not be modified except by a written agreement between the Parties.
g.Tax Withholding. All amounts payable to Executive under this Agreement shall be subject to any applicable federal, state or local income and employment tax withholding requirements.
h.Assignment. Sears may assign its rights under this Agreement to any successor in interest, whether by merger, consolidation, sale of assets, or otherwise. This Agreement shall be binding whether it is between Sears and Executive or between any successor or assignee of Sears or affiliate thereof and Executive.
i.Governing Law. This Agreement will be governed under the internal laws of the state of Illinois without regard to principles of conflicts of laws. Executive agrees that the state and federal courts located in the state of Illinois shall have exclusive jurisdiction in any action, lawsuit or proceeding based on or arising out of this Agreement, and Executive hereby: (1) submits to the personal jurisdiction of such courts; (2) consents to the service of process in connection with any action, suit, or proceeding against Executive; and (3) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction, venue or service of process.

Special Retention Award Agreement
Leena Munjal
January 8, 2018

j.Counterparts. This Agreement may be executed in one or more counterparts, which together shall constitute a valid and binding agreement.
EXECUTIVE EXPRESSLY ACKNOWLEDGES THAT EXECUTIVE HAS BEEN ADVISED TO SEEK LEGAL COUNSEL, HAS HAD THE OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL REGARDING THE ADVISABILITY OF ENTERING INTO THIS AGREEMENT, HAS CAREFULLY READ THIS AGREEMENT, FULLY UNDERSTANDS ITS FINAL AND BINDING EFFECT, AND IS EXECUTING THIS AGREEMENT VOLUNTARILY.

IN WITNESS WHEREOF, Executive and Sears, by its duly authorized representative, have executed this Agreement on the dates stated below, effective as of the date first set forth below.

EXECUTIVE	SEARS HOLDINGS CORPORATION
/s/ Leena Munjal	/s/ Julie Ainsworth
Leena Munjal	Julie Ainsworth

1/8/2018	1/10/2018
Date	Date

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